Exhibit 99.1

For Immediate Release:  January 27, 2011

Bridge Capital Holdings Reports Financial Results
For the Fourth Quarter and Year Ended December 31, 2010

Conference Call and Webcast Scheduled for Thursday, January 27, 2011 at
5:00 p.m. Eastern Time

San Jose, CA – January 27, 2011 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today its financial results for the fourth quarter and year ended December 31, 2010.

The Company reported net operating income of $149,000 for the three months ended December 31, 2010 representing a decrease of $1.2 million, or 89%, from $1.3 million in the quarter ended September 30, 2010 and a decrease of $1.3 million, or 89%, compared to net operating income of $1.4 million for the same period one year ago.

Net income available to common shareholders was reduced by preferred dividends of $298,000 resulting in a loss per diluted common share of $(0.01) for the fourth quarter of 2010.  Net income available to common shareholders was reduced by preferred dividends of $299,000 during the third quarter of 2010 and $1.1 million for the quarter ended December 31, 2009, resulting in earnings per diluted common share of $0.09 and $0.05, respectively.

The Company reported net operating income of $2.6 million for the twelve months ended December 31, 2010 representing an increase of $1.2 million, compared to net operating income of $1.4 million for the same period one year ago.  Net income available to common shareholders was reduced by preferred dividends of $2.0 million and $4.2 million during the years ended 2010 and 2009, respectively, resulting in earnings per diluted share of $0.06 and a loss per diluted share of $(0.42), respectively.

For the quarter ended December 31, 2010, the Company’s return on average assets and return on average equity were 0.06% and 0.47%, respectively, and compared to 0.66% and 5.11%, respectively, for the same period in 2009.  For the twelve months ended December 31, 2010, the Company’s return on average assets and return on average equity were 0.29% and 2.26%, respectively, and compared to 0.17% and 1.30%, respectively, for the same period in 2009.

Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank, commented on the fourth quarter results, “We continued to generate robust new business development in the fourth quarter, which resulted in an 8% increase in total loans and a 7% increase in total deposits on a linked quarter basis.  We are seeing strong economic activity in the Silicon Valley, and our compelling value proposition, unique product offerings, strong balance sheet and growing reputation have allowed us to steadily increase our market share.  As a result of our success in attracting new customers to the Bank, we were able to increase our revenue by more than 14% over the fourth quarter of last year.

“We also continue to make steady progress in reducing our level of problem loans, although further declines in collateral valuations for some legacy construction loans that remain on our balance sheet increased our credit costs in the fourth quarter and compromised our overall results.  However, we are generally encouraged by the prevailing trend of a stabilizing loan portfolio.

“As we begin 2011, we are optimistic about our ability to deliver improved profitability.  Our loan pipeline continues to be strong and we have the capital and liquidity necessary to continue adding quality new assets that should drive higher levels of revenue and earnings going forward,” said Mr. Myers.

Fourth Quarter Highlights

•
Successfully completed the sale of $30.0 million in common stock to a group of institutional investors in a private placement transaction.  Resulting regulatory capital ratios substantially exceed the definition for being “well capitalized” with a Total Risk-Based Capital Ratio of 20.87%, a Tier I Capital Ratio of 19.61%, and a Tier I Leverage Ratio of 16.67% at December 31, 2010.

•	Book value per common share of $8.16 at December 31, 2010, compared to $8.13 at September 30, 2010 and $7.81 at December 31, 2009.

•
For the first time, total assets exceeded $1.0 billion during the fourth quarter of 2010.  As of December 31, 2010 total assets were $1.0 billion, representing an increase of $89.8 million, or 10%, compared to $940.0 million as of September 30, 2010, and an increase of $185.7 million, or 22%, from $844.1 million on the same date one year ago.

•
Total deposits increased $52.5 million, or 7%, to $847.9 million at December 31, 2010, from $795.4 million at September 30, 2010 and increased $142.9 million, or 20%, from $705.0 million at December 31, 2009.  At December 31, 2010, demand deposits and core deposits represented 53.0% and 94.9%, respectively, of total deposits.  Demand deposits and core deposits represented 55.1% and 94.2% of total deposits at September 30, 2010, respectively, and represented 47.9% and 87.1% of total deposits at December 31, 2009, respectively.

•
Total loans increased $46.3 million, or 8%, to $651.5 million at December 31, 2010, from $605.2 million at September 30, 2010 and increased $75.1 million, or 13%, from $576.4 million at December 31, 2009.

•
Nonperforming assets decreased to $23.3 million, or 2.27% of total assets, as of December 31, 2010, compared to $28.3 million, or 3.01% of total assets, as of September 30, 2010 and $23.5 million, or 2.79% of total assets, at December 31, 2009.  The decrease in nonperforming assets during the fourth quarter of 2010 was the result of a decrease in nonperforming loans of $2.9 million and a decrease in “other real estate owned” (OREO) of $2.0 million.

•
Nonperforming loans decreased to $16.7 million, or 2.56% of total gross loans, as of December 31, 2010, compared to $19.6 million, or 3.25% of total gross loans, as of September 30, 2010 and $17.0 million, or 2.95% of total gross loans, at December 31, 2009.

•
Total revenue increased for the third consecutive quarter to $13.5 million for the fourth quarter of 2010, compared to $12.1 million for the quarter ended September 30, 2010 and $11.8 million for the same period one year ago.

•
Income before taxes and provision for credit losses was $2.4 million for the fourth quarter of 2010.  This represented a decrease of $467,000, or 17%, compared to $2.8 million for the quarter ended September 30, 2010 and an increase of $662,000, or 39%, compared to $1.7 million for the same period one year ago.

•
Net interest income of $11.4 million represented an increase of $751,000, or 7%, compared to $10.7 million for the quarter ended September 30, 2010 and an increase of $1.9 million, or 21%, compared to the quarter ended December 31, 2009.

•	Net interest margin of 4.97% for the quarter ended December 31, 2010, compared to 4.97% for the quarter ended September 30, 2010 and 4.68% for the quarter ended December 31, 2009.

•
Provision for loan losses was $2.0 million which resulted in an allowance for credit losses that represented 2.39% of gross loans at December 31, 2010, compared with 2.52% at September 30, 2010 and 2.78% one year earlier.   At December 31, 2010, the allowance for credit losses represented coverage of 93.11% of nonperforming loans, compared to 77.63% at September 30, 2010 and 94.14% at December 31, 2009.

•	Net charge-offs were $1.7 million for the quarter ended December 31, 2010 compared to $239,000 for the quarter ended September 30, 2010 and $1.8 million for the same period one year ago.

Net Interest Income and Margin

Net interest income of $11.4 million for the quarter ended December 31, 2010 represented an increase of $751,000, or 7%, compared to $10.7 million for the quarter ended September 30, 2010 and an increase of $1.9 million, or 21%, compared to the quarter ended December 31, 2009.  The increase was primarily attributable to a lower cost of funds, an increase in earning assets, and a decrease during the current quarter in nonperforming loans, offset in part by decreased leverage.  Average earning assets of $911.6 million for the quarter ended December 31, 2010 increased $108.2 million, or 14%, compared to $803.4 million for the same quarter in 2009.  The Company’s loan-to-deposit ratio, a measure of leverage, averaged 75.39% during the quarter ended December 31, 2010, which represented a decrease compared to an average of 78.78% for the same quarter of 2009.

For the twelve months ended December 31, 2010, net interest income of $42.1 million represented an increase of $4.3 million, or 11%, from $37.8 million for the twelve months ended December 31, 2009 and was primarily attributed to a lower cost of funds, an increase in earning assets, and a decrease in average nonperforming loans, offset in part by decreased leverage.  Average earning assets of $843.4 million for the twelve months ended December 31, 2010 increased $18.5 million, or 2%, compared to $824.9 million for the same period one year ago.  The Company’s loan-to-deposit ratio, a measure of leverage, averaged 78.59% during the twelve months ended December 31, 2010, which represented a decrease compared to an average of 85.16% for the same period of 2009.

Changes in short-term interest rates impact growth in net interest income as the interest rate earned on a majority of the Company’s assets, specifically the loan portfolio, adjust with changes in short-term market rates.  As such, the nature of the Company’s balance sheet is that over time, as short-term interest rates change, income on interest earning assets has a greater impact on net interest income than interest paid on liabilities.  The Company’s prime rate has remained 3.25% throughout 2010 and 2009.

The Company’s net interest margin for the quarter ended December 31, 2010 was 4.97%, compared to 4.97% for the quarter ended September 30, 2010, and 4.68% for the same period one year earlier.  The increase in net interest margin from prior year was primarily due to a lower cost of funds.  In addition, the negative impact of reversal or foregone interest due to nonperforming assets was only 5 basis points in the fourth quarter of 2010 compared to 23 basis points in the fourth quarter of 2009.

The Company’s net interest margin for the twelve months ended December 31, 2010 was 4.99%, compared to 4.58% for the same period one year earlier.  The increase in net interest margin from prior year was primarily due to a lower cost of funds.  In addition, the negative impact of reversal or foregone interest due to nonperforming assets was only 14 basis points in the year ended December 31, 2010 compared to 24 basis points for the same period one year earlier.

Non-Interest Income

The Company’s non-interest income for the quarter and twelve months ended December 31, 2010 was $2.1 million and $6.9 million, respectively, compared to $2.3 million and $10.3 million for the same periods one year ago.  Non-interest income for the quarter and twelve months ending December 31, 2009 included $64,000 and $3.3 million as the result of acceleration of the deferred gain on interest rate swaps terminated during the fourth quarter of 2008.

Net interest income and non-interest income comprised total revenue of $13.5 million for the three months ended December 31, 2010 compared to $11.8 million for the same period one year earlier, representing an increase of $1.7 million, or 15%.  For the twelve months ended December 31, 2010, total revenue of $49.0 million represented an increase of $844,000, or 2%, from $48.1 million for the twelve months ended December 31, 2009.

Non-Interest Expense

Non-interest expense was $11.1 million and $39.7 million for the quarter and twelve months ended December 31, 2010, respectively, compared to $10.1 million and $38.1 million, respectively for the same periods in 2009.

Salary and benefits expense for the quarter and twelve months ended December 31, 2010 was $5.9 million and $21.3 million, respectively, compared to $4.5 million and $20.3 million, respectively, for the same periods in 2009.  As of December 31, 2010, the Company employed 170 full-time equivalents (FTE) compared to 164 FTE at December 31, 2009.

“Other real estate owned” and loan related charges were $1.0 million and $2.4 million for the quarter and twelve months ended December 31, 2010, respectively, compared to $929,000 and $1.9 million, respectively, for the same periods one year ago.  The increase in “other real estate owned” and loan related charges was primarily attributed to declines in valuations for properties held in “other real estate owned”.

Regulatory assessments related to participation in the Transaction Guarantee Program as well as FDIC insurance pertaining to deposit balances, totaled $660,000 and $2.5 million for the quarter and twelve months ended December 31, 2010, respectively, compared to $1.3 million and $2.6 million for the same periods one year ago.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 82.45% and 81.12% for the quarter and twelve months ended December 31, 2010, respectively, compared to 85.52% and 79.12% for the same periods one year earlier.

Balance Sheet

Bridge Capital Holdings reported total assets at December 31, 2010 of $1.0 billion, compared to $844.1 million on the same date one year ago.  The increase in total assets of $185.7 million, or 22%, compared to December 31, 2009 was primarily due to a higher balance of investment securities available for sale and higher loan balances as a result of liquidity from increased low cost deposits.

The Company reported total gross loans outstanding at December 31, 2010 of $651.5 million, which represented an increase of $75.1 million, or 13%, over $576.4 million at December 31, 2009.   The increase was primarily attributable to growth in the factoring and asset-based lending portfolio.

The Company’s total deposits were $847.9 million as of December 31, 2010, which represented an increase of $142.9 million, or 20%, compared to $705.0 million at December 31, 2009. The increase in deposits was primarily due to an increase of $110.6 million in non-interest bearing demand balances and an increase in money market accounts of $79.9 million, offset by the intentional reduction in time deposits, which decreased by $48.1 million.

Demand deposits represented 53.0% of total deposits at December 31, 2010, compared to 47.9% at December 31, 2009.  Core deposits represented 94.9% of total deposits at December 31, 2010, up from 87.1% at December 31, 2009.

Credit Quality

Nonperforming assets decreased to $23.3 million, or 2.27% of total assets, as of December 31, 2010, compared to $28.3 million, or 3.01% of total assets, as of September 30, 2010 and $23.5 million, or 2.79% of total assets, at December 31, 2009.  The nonperforming assets at December 31, 2010 consisted of loans on nonaccrual or 90 days or more past due totaling $16.7 million, and “other real estate owned” (OREO) valued at $6.6 million.

Nonperforming loans at December 31, 2010 were comprised of loans with legal contractual balances totaling approximately $23.3 million reduced by impairment charges of $6.6 million which have been charged against the allowance for credit losses.

Nonperforming loans decreased to $16.7 million, or 2.56% of total gross loans, as of December 31, 2010, compared to $19.6 million, or 3.25% of total gross loans, as of September 30, 2010 and $17.0 million, or 2.95% of total gross loans, at December 31, 2009.

The carrying value of OREO was $6.6 million as of December 31, 2010, compared to $8.6 million as of September 30, 2010 and $6.5 million as of December 31, 2009.

The Company charged-off $2.3 million during the three months ended December 31, 2010 compared to $2.5 million charged-off during the three months ended December 31, 2009.  During the twelve months ended December 31, 2010, the Company charged-off balances totaling $8.2 million which compared to $12.8 million charged-off during the same period of 2009.  During the three and twelve months ended December 31, 2010 the Company recognized $688,000 and $3.0 million, respectively, in loan recoveries compared to $734,000 and $1.1 million, respectively, in loan recoveries during the same periods of 2009.

The allowance for loan losses was $15.5 million, or 2.39% of total loans, at December 31, 2010, compared to $16.0 million, or 2.78% of total loans, at December 31, 2009.  The provision for credit losses for the three months and twelve months ended December 31, 2010 was $2.0 million and $4.7 million, respectively, compared to $900,000 and $9.2 million for the same periods in 2009.  The increase in the provision for credit losses in the fourth quarter of 2010 reflects the higher charge-offs experienced in the quarter.

Capital Adequacy

During the fourth quarter of 2010, the Company successfully completed the sale of $30.0 million in common stock to a group of institutional investors in a private placement transaction.  The investors in the private placement purchased 3,508,771 shares of common stock at a price per share of $8.55. The price per share in the private placement was equal to the Nasdaq closing bid price of the Company’s common stock on November 18, 2010.

The Company’s capital ratios at December 31, 2010 substantially exceed the regulatory definition for being “well capitalized” with a Total Risk-Based Capital Ratio of 20.87%, a Tier I Capital Ratio of 19.61%, and a Tier I Leverage Ratio of 16.67%.  Additionally, the Company’s tangible common equity ratio at December 31, 2010 was 11.50% and book value per common share was $8.16, representing an increase of $0.35, or 4%, from $7.81 at December 31, 2009.

Conference Call and Webcast

Management will host a conference call today at 5:00 p.m. Eastern time/2:00 p.m. Pacific time to discuss the Company’s financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 877.477.1461 from the United States, or 973.409.9694 from outside the United States, and providing the conference ID 38895558. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.bridgebank.com.

A telephone replay will be available through February 10, 2011 by dialing 800.642.1687 from the United States, or 706.645.9291 from outside the United States, and entering the conference ID 38895558. A webcast replay will be available for 90 days.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association.  Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK.  For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Bridge Bank, N.A. is Silicon Valley’s full-service professional business bank. The Bank is dedicated to meeting the financial needs of small, middle market, and emerging technology businesses.  Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. For additional information, visit the Bridge Bank website at http://www.bridgebank.com.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer and Chief Strategy Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Company, the banking industry and general economic conditions.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q  on file with the  Securities and Exchange  Commission.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

-Financial Tables Follow-

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in Thousands)

	Three months ended			Twelve months ended
	12/31/10	09/30/10	12/31/09	12/31/10	12/31/09

INTEREST INCOME
Loans	$11,018	$10,649	$10,132	$42,071	$43,350
Federal funds sold	75	66	95	263	395
Investment securities available for sale	962	632	318	2,733	464
Other	17	22	76	121	363
Total interest income	12,072	11,369	10,621	45,188	44,572

INTEREST EXPENSE
Deposits	378	426	886	1,965	5,416
Other	275	275	261	1,106	1,347
Total interest expense	653	701	1,147	3,071	6,763

Net interest income	11,419	10,668	9,474	42,117	37,809
Provision for credit losses	1,950	350	900	4,700	9,200
Net interest income after provision for credit losses	9,469	10,318	8,574	37,417	28,609

NON-INTEREST INCOME
Service charges on deposit accounts	656	638	506	2,417	1,900
International Fee Income	464	415	446	1,785	1,583
Other non-interest income	967	380	1,341	2,647	6,829
Total non-interest income	2,087	1,433	2,293	6,849	10,312

OPERATING EXPENSES
Salaries and benefits	5,892	5,103	4,537	21,292	20,286
Premises and fixed assets	961	1,012	1,041	4,042	4,377
Other	4,287	3,153	4,485	14,386	13,408
Total operating expenses	11,140	9,268	10,063	39,720	38,071

Income (loss) before income taxes	416	2,483	804	4,546	850
Income tax expense (benefit)	267	1,161	(601)	1,955	(585)

NET INCOME (LOSS)	$149	$1,322	$1,405	$2,591	$1,435

Preferred dividends	298	299	1,065	1,955	4,203
Net income (loss) available to common shareholders	$(149)	$1,023	$340	$636	$(2,768)

EARNINGS (LOSS) PER SHARE
Basic earnings (loss) per share	$(0.01)	$0.10	$0.05	$0.06	$(0.42)
Diluted earnings (loss) per share	$(0.01)	$0.09	$0.05	$0.06	$(0.42)
Average common shares outstanding	11,921,615	10,417,094	6,571,479	9,820,755	6,571,479
Average common and equivalent shares outstanding	11,921,615	10,843,374	6,810,264	10,234,535	6,571,479

PERFORMANCE MEASURES
Return on average assets	0.06%	0.58%	0.66%	0.29%	0.17%
Return on average equity	0.47%	4.65%	5.11%	2.26%	1.30%
Efficiency ratio	82.48%	76.59%	85.52%	81.12%	79.12%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)

	12/31/10	09/30/10	06/30/10	03/31/10	12/31/09

ASSETS
Cash and due from banks	$8,676	$17,599	$20,688	$10,273	$14,893
Federal funds sold	114,240	125,155	131,955	114,790	104,260
Interest-bearing deposits	2,539	3,028	5,658	8,053	9,980
Investment securities available for sale	217,303	151,119	125,591	107,317	105,005
Loans:
Commercial	269,034	245,894	238,288	243,672	253,776
SBA	67,538	60,005	58,198	56,037	67,629
Real estate construction	40,705	39,416	37,322	34,330	20,601
Land and land development	9,072	9,558	10,202	12,245	12,763
Real estate other	138,633	141,245	144,433	145,959	149,617
Factoring and asset-based lending	122,542	105,172	102,774	88,127	66,660
Other	4,023	3,917	4,456	5,396	5,395
Loans, gross	651,547	605,207	595,673	585,766	576,441
Unearned fee income	(1,444)	(1,509)	(1,581)	(1,518)	(1,452)
Allowance for credit losses	(15,546)	(15,248)	(15,137)	(16,155)	(16,012)
Loans, net	634,557	588,450	578,955	568,093	558,977
Premises and equipment, net	2,580	2,833	3,018	3,314	3,566
Accrued interest receivable	3,439	3,185	3,098	3,055	2,829
Other assets	46,397	48,606	46,404	43,876	44,557
Total assets	$1,029,731	$939,975	$915,367	$858,771	$844,067

LIABILITIES
Deposits:
Demand noninterest-bearing	$443,806	$432,714	$361,980	$356,787	$333,171
Demand interest-bearing	5,275	5,164	5,410	6,019	4,830
Money market and savings	355,772	311,107	343,886	289,984	275,850
Time	43,093	46,460	63,108	65,834	91,195
Total deposits	847,946	795,445	774,384	718,624	705,046

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Other borrowings	7,672	-	-	-	-
Accrued interest payable	48	60	134	112	121
Other liabilities	14,235	13,978	11,541	12,015	12,059
Total liabilities	887,428	827,010	803,586	748,278	734,753

SHAREHOLDERS' EQUITY
Preferred stock	23,864	23,864	23,864	23,864	53,864
Common stock	104,843	74,322	73,853	72,741	40,934
Retained earnings	15,784	15,933	14,910	14,453	15,133
Accumulated other comprehensive (loss)	(2,188)	(1,154)	(846)	(565)	(617)
Total shareholders' equity	142,303	112,965	111,781	110,493	109,314
Total liabilities and shareholders' equity	$1,029,731	$939,975	$915,367	$858,771	$844,067

CAPITAL ADEQUACY
Tier I leverage ratio	16.67%	14.44%	14.94%	15.17%	12.53%
Tier I risk-based capital ratio	19.61%	17.18%	17.41%	17.96%	15.26%
Total risk-based capital ratio	20.87%	18.45%	18.68%	19.23%	19.45%
Total equity/ total assets	13.82%	12.02%	12.21%	12.87%	12.95%
Book value per common share	$8.16	$8.13	$8.04	$8.00	$7.81

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Three months ended December 31,
	2010			2009

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$611,400	7.15%	$11,018	$558,797	7.19%	$10,132
Federal funds sold	128,774	0.23%	76	162,451	0.23%	95
Investment securities	168,491	2.26%	961	67,880	1.86%	318
Other	2,938	2.30%	17	14,231	2.12%	76
Total interest earning assets	911,603	5.25%	12,072	803,359	5.25%	10,621

Noninterest-earning assets:
Cash and due from banks	21,437			17,860
All other assets (3)	35,533			28,659
TOTAL	$968,573			$849,878

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$6,034	0.07%	$1	$5,202	0.08%	1
Money market and savings	320,394	0.33%	268	273,459	0.58%	401
Time	45,145	0.96%	109	99,947	1.92%	484
Other	17,684	6.17%	275	17,527	5.91%	261
Total interest-bearing liabilities	389,257	0.67%	653	396,135	1.15%	1,147

Noninterest-bearing liabilities:
Demand deposits	439,433			330,678
Accrued expenses and other liabilities	15,411			14,059
Shareholders' equity	124,472			109,006
TOTAL	$968,573			$849,878

Net interest income and margin		4.97%	$11,419		4.68%	$9,474

(1)	Loan fee amortization of $1.3 million and $1.1 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $15.6 million and $16.5 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Twelve months ended December 31,
	2010			2009

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$590,334	7.13%	$42,071	$612,318	7.08%	$43,350
Federal funds sold	112,940	0.23%	263	167,434	0.24%	395
Investment securities	134,349	2.03%	2,733	16,843	2.75%	464
Other	5,775	2.10%	121	28,259	1.28%	363
Total interest earning assets	843,398	5.36%	45,188	824,854	5.40%	44,572

Noninterest-earning assets:
Cash and due from banks	18,792			17,965
All other assets (3)	34,950			25,347
TOTAL	$897,140			$868,166

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$6,079	0.10%	$6	$4,776	0.10%	$5
Money market and savings	306,461	0.40%	1,223	292,464	0.74%	2,150
Time	58,285	1.26%	736	128,367	2.54%	3,261
Other	17,622	6.28%	1,106	26,431	5.10%	1,347
Total interest-bearing liabilities	388,447	0.79%	3,071	452,038	1.50%	6,763

Noninterest-bearing liabilities:
Demand deposits	380,295			293,394
Accrued expenses and other liabilities	13,775			12,287
Shareholders' equity	114,623			110,447
TOTAL	$897,140			$868,166

Net interest income and margin		4.99%	$42,117		4.58%	$37,809

(1)	Loan fee amortization of $4.1 million and $4.3 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $15.6 million and $17.5 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)
(Dollars in Thousands)

	12/31/10	09/30/10	06/30/10	03/31/10	12/31/09

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$15,248	$15,137	$16,155	$16,012	$16,922
Provision for credit losses, quarterly	1,950	350	1,150	1,250	900
Charge-offs, quarterly	(2,340)	(1,268)	(2,520)	(2,051)	(2,544)
Recoveries, quarterly	688	1,029	352	944	734
Balance, end of period	$15,546	$15,248	$15,137	$16,155	$16,012

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$16,696	$19,641	$21,886	$13,217	$17,009
Loans with principal or interest contractually past due 90 days or more and still accruing interest	-	-	-	-	-
Nonperforming loans	16,696	19,641	21,886	13,217	17,009
Other real estate owned	6,645	8,625	7,833	6,626	6,509
Nonperforming assets	$23,341	$28,266	$29,719	$19,843	$23,518

Loans restructured and in compliance with modified terms	4,494	4,474	4,380	12,076	16,834
Nonperforming assets and restructured loans	$27,835	$32,740	$34,099	$31,919	$40,352

Nonperforming Loans by Asset Type:
Commercial	$300	$109	$665	$1,202	$-
Land	3,176	4,025	4,220	3,933	4,371
Construction	5,342	6,480	6,888	3,568	3,620
Other real estate	7,878	9,027	9,913	4,514	9,018
Other	-	-	200	-	-
Nonperforming loans	$16,696	$19,641	$21,886	$13,217	$17,009

ASSET QUALITY
Allowance for credit losses / gross loans	2.39%	2.52%	2.54%	2.76%	2.78%
Allowance for credit losses / nonperforming loans	93.11%	77.63%	69.16%	122.23%	94.14%
Nonperforming assets / total assets	2.27%	3.01%	3.25%	2.31%	2.79%
Nonperforming loans / gross loans	2.56%	3.25%	3.67%	2.26%	2.95%
Net quarterly charge-offs / gross loans	0.25%	0.04%	0.36%	0.19%	0.31%